Exhibit 15.1

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial information is being provided for illustrative purposes only and should not be considered an indication of the results of operations or financial position of the Anghami Inc. (referred to herein as “Anghami Inc.” or “Pubco”) following the Transactions. The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined statement of financial position as of June 30, 2021 combines the historical balance sheet of VMAC and statement of financial position of Anghami on a pro forma basis as if the Transactions, summarized below, had been consummated as of that date. The unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 combines the historical statement of comprehensive income of Anghami for the six months ended June 30, 2021 and statement of operations of VMAC for the six months ended June 30, 2021, giving effect to the transactions as if they had occurred as of the January 1, 2020.

The unaudited pro forma combined statement of comprehensive income for the year ended December 31, 2020 combines the historical statement of comprehensive income of Anghami for the year ended December 31, 2020 and statement of operations of VMAC for the period from March 27, 2020 (inception) through December 31, 2020, giving effect to the transactions as if they had occurred as of January 1, 2020.

This information should be read together with the VMAC’s unaudited financial statements and related notes thereto, VMAC’s audited financial statements and related notes thereto, Anghami’s unaudited financial statements and related notes thereto, and Anghami’s audited financial statements and related notes thereto, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The unaudited pro forma combined statement of financial position as of June 30, 2021 has been prepared using the following:

•        Anghami’s unaudited statement of financial position as of June 30, 2021, as included elsewhere in this prospectus; and

•        VMAC’s unaudited historical balance sheet as of June 30, 2021, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 has been prepared using the following:

•        Anghami’s unaudited statement of comprehensive income for the six months ended June 30, 2021, as included elsewhere in this prospectus; and

•        VMAC’s unaudited statement of operations for the six months ended June 30, 2021, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of comprehensive income for the period ended December 31, 2020 has been prepared using the following:

•        Anghami’s audited statement of comprehensive income for the year ended December 31, 2020, as included elsewhere in this prospectus; and

•        VMAC’s audited statement of operations for the period from March 27, 2020 (inception) through December 31, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Anghami Inc.’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of Anghami Inc.

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The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma combined financial information. As the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma combined financial information should be read in conjunction with the historical financial information included elsewhere in the prospectus.

Description of the Transactions

On February 3, 2022, the parties closed the previously announced transactions pursuant to the terms of the Business Combination Agreement, dated March 3, 2021 (the “Business Combination Agreement”), by and among Vistas Media Acquisition Company, Inc. (“VMAC”), Anghami, a Cayman Islands exempted company (“Anghami”), Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Anghami (“Anghami Inc.” or “Pubco”), Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Vistas Merger Sub”), and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Anghami Merger Sub”). The Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby. At the closing of the transactions contemplated by the Business Combination Agreement, the following transactions occurred: (i) VMAC closed the private placement in which it issued and sold 4,056,000 shares (the “PIPE”), (ii) VMAC merged with and into Vistas Merger Sub, with VMAC surviving the merger and continuing as a subsidiary of Anghami Inc., with each outstanding share of VMAC converted into the right to receive one common ordinary shares, par value of $0.0001 per share, of Pubco (“Pubco ordinary shares”) and each outstanding warrant of VMAC converted into warrants to purchase Pubco ordinary shares on the same terms, and (ii) Anghami merged with and into Anghami Merger Sub, with Anghami surviving the merger and continuing as a subsidiary of Anghami Inc. and Anghami’s shareholders receiving Pubco ordinary shares (together the “Transactions”). Upon consummation of the Transactions, shareholders of VMAC and Anghami became shareholder of Anghami Inc.

Accounting for the Transactions

The exchange of Anghami’s shares for Anghami Inc.’s shares will be accounted for as a transaction under common control in accordance with IFRS. The exchange of VMAC’s shares for Anghami Inc.’s shares will be accounted for as a “reverse acquisition” in accordance with IFRS. Under this method of accounting, VMAC will be treated as the “acquired” company for financial reporting purposes.

This determination was based on the guidance provided in IFRS 3 (Business Combinations) and IFRS 10 (Consolidated Financial Statements) and was primarily based on the assumptions that Anghami’s operations will substantially comprise the ongoing operations of the Combined Company, Anghami’s designees are expected to comprise a majority of the governing body of the Combined Company, Anghami’s senior management will comprise the senior management of the Combined Company, and Anghami’s existing shareholders will be the largest group of shareholders of the Combined Company following the consummation of the Business Combination (Anghami’s existing shareholders are expected to represent between 69.85% of the Combined Company).

Accordingly, for accounting purposes, the exchange of VMAC’s shares for Anghami Inc. shares will be treated as the equivalent of Anghami Inc. issuing shares for the net assets of VMAC, accompanied by a recapitalization. It has been determined that VMAC is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“share-based payment”).

In accordance with IFRS 2, the difference in the fair value of Anghami Inc.’s equity instruments deemed issued to VMAC shareholders over the fair value of identifiable net assets of VMAC represents a service for listing, and is accounted for as a share-based payment which is expensed as incurred. The net assets of the Combined Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the exchange of VMAC’s shares for Anghami Inc.’s shares will be deemed to be those of Anghami Inc.

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Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide an understanding of the Combined Company upon consummation of the Transactions for illustrative purposes.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Anghami has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Anghami and VMAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of VMAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information. No adjustments were required to convert VMAC financial statements from U.S. GAAP to IFRS except to reclassify VMAC change in fair value of warrants liability to finance income/cost to align with IFRS presentation. This did not impact net loss.

The unaudited pro forma combined financial information has been prepared assuming the actual redemption scenario using the actual number of VMAC Class A Common Stock that have been redeemed.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma combined financial information are an aggregate of 18,000,000 Pubco ordinary shares issued to Anghami’s shareholders. Pursuant to the Business Combination Agreement, Anghami Shareholders were entitled to receive cash consideration only if the available cash exceeded $50,000,000. No cash consideration was paid to Anghami’s shareholders because the available cash did not exceed $50,000,000.

The following table summarizes the pro forma number of Pubco ordinary shares outstanding after the closing of the Transaction, by source (without giving effect to (i) Anghami Warrants that will remain outstanding immediately following the Transactions and may be exercised thereafter or (ii) any options that will be outstanding upon completion of the Transactions under the Pubco incentive plan, but including the VMAC Class B Common Stock, which at the Closing was converted into 2,500,000 Pubco ordinary shares):

June 30, 2021	Number of Shares(1)	% of Shares
VMAC’s Public Stockholders(2)	242,967	0.94%
VMAC’s Initial Stockholders	2,830,000	10.98%
PIPE investors(3)	4,056,000	15.74%
Anghami Shareholders(4)	18,000,000	69.85%
Share based payments(5)	640,000	2.48%
Total	25,768,967	100.0%
____________
(1)	Excludes (a) Pubco ordinary shares issuable upon the exercise of 11,447,800 Pubco warrants to be outstanding upon completion of the Transactions and (b) Pubco ordinary shares issuable pursuant to the Pubco incentive plan.
(2)	Reflects shares remaining after actual redemptions.
(3)	Includes 4,056,000 Pubco ordinary shares held by VMAC PIPE investors.
(4)	Based on estimated price of $10.00 per share.
(5)	Relates to transaction costs settled in shares issued.

All numbers given below are in US dollars except as indicated otherwise. Certain amounts that appear in this section may not sum due to rounding.

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Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2021
(in U.S. dollars)

Unaudited Pro Forma Combined Statement of Financial Position As of June 30, 2021	Historical Anghami	Historical VMAC	Notes	Pro forma adjustments	Pro forma Combined
	$	$		$	$
Assets
Non-Current
Property and equipment	248,782	—		—	248,782
Intangible assets	1,837,033	—		—	1,837,033
Right-of-use assets	212,214	—		—	212,214
Cash held in Trust Account	—	100,065,067	(A)	(100,065,067)	—
Non-current Assets	2,298,029	100,065,067			2,298,029

Current
Trade and other receivables	5,141,055	—		—	5,141,055
Amount due from related parties	733,476	—		—	733,476
Contract assets	1,647,486	—		—	1,647,486
Cash and bank balances	806,739	249,095	(A)	100,065,067	32,284,746
			(B)	40,560,000
			(D)	(132,000)
			(G)	(97,570,330)
			(I)	(11,693,825)
Current Assets	8,328,756	249,095			39,806,763

Total Assets	10,626,785	100,314,162			42,104,792

Liabilities
Non-Current
Provision for employees’ end-of-service benefits	136,844	—		—	136,844
Convertible notes	5,933,642	—	(C)	(5,933,642)	—
Derivative warrant liabilities	—	12,826,420	(K)	174,696	13,001,116
Lease liabilities	207,868	—		—	207,868
Deferred tax liabilities	17,898	—		—	17,898
Non-current Liabilities	6,296,252	12,826,420			13,363,726

Current
Trade and other payables	15,657,478	132,000	(D)	(132,000)	15,657,478
Contract liabilities	1,830,073	—		—	1,830,073
Convertible notes	8,145,967	—	(C)	(8,145,967)	—
Amount due to related parties	1,701,933	—		—	1,701,933
Income tax payables	486,174	—		—	486,174
Bank overdrafts	17	—		—	17
Lease liabilities	71,938	—		—	71,938
Current Liabilities	27,893,580	132,000			19,747,613

Total Liabilities	34,189,832	12,958,420			33,111,339

Commitments and Contingencies
Common stock subject to possible redemption	—	100,000,000	(G)	(100,000,000)	—

Shareholders Equity
Anghami
Share capital	22,093	—	(C)	870	—
			(E)	(22,963)
Share premium	25,050,823	—	(C)	14,078,739	—
			(E)	(39,129,562)
Share-based payment reserves	3,126,804	—	(E)	(3,126,804)	—
Other reserves	(269,033)	—	(E)	269,033	—
Accumulated losses	(50,543,306)	—	(E)	50,543,306	—
Non-controlling interest	(950,428)	—	(E)	950,428	—

VMAC
Class A share capital		33	(E)	(33)	—
Class B share capital		250	(F)	(250)	—
Accumulated earnings		(12,644,541)	(E)	12,644,541	—

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Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2021
(in U.S. dollars) — (Continued)

Unaudited Pro Forma Combined Statement of Financial Position As of June 30, 2021	Historical Anghami	Historical VMAC	Notes	Pro forma adjustments	Pro forma Combined
	$	$		$	$
Pubco
Ordinary share capital	—	—	(B)	406	2,577
			(E)	1,800
			(E)	33
			(G)	24
			(F)	250
			(J)	64
Share premium reserve	—	—	(B)	40,559,594	111,215,638
			(E)	22,963
			(E)	39,129,562
			(E)	40,942,458
			(G)	2,429,646
			(I)	(11,693,825)
			(J)	(64)
			(K)	(174,696)
Share-based payment reserves	—	—	(E)	3,126,804	3,126,804
Other reserves	—	—	(E)	(269,033)	(269,033)
Accumulated losses	—	—	(E)	(50,543,306)	(104,132,105)
			(E)	(40,944,258)
			(E)	(12,644,541)
Non-controlling interest	—	—	(E)	(950,428)	(950,428)
Total shareholders equity	(23,563,047)	(12,644,258)			8,993,453
Total Liabilities and Shareholders’ Equity	10,626,785	100,314,162			42,104,792

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Unaudited Pro Forma Combined Statement of Comprehensive Income for the six months ended
June 30, 2021 (in U.S. dollars, except share data)

Unaudited Pro Forma Combined Statement of Comprehensive Income For the six months period ended June 30, 2021	Historical Anghami	Historical VMAC	Notes	IFRS conversion and presentation alignment	Notes	Actual Redemptions
						Pro forma adjustments	Pro forma Combined
	$	$				$	$
Revenue from contracts with customers	16,350,957	—		—		—	16,350,957
Cost of revenue	(12,326,985)	—		—		—	(12,326,985)
Gross Profit	4,023,972	—					4,023,972

Selling and marketing expenses	(3,237,386)	—		—		—	(3,237,386)
General and administrative expenses	(5,646,952)	(437,784)		—		—	(6,084,736)
Operating Loss	(4,860,366)	(437,784)					(5,298,150)

Finance costs	(1,412,426)	—		—		—	(1,412,426)
Finance income	105,710	15,465	(1)	(2,547,970)	(H)	(15,465)	(2,442,260)
Other income	40,085	—		—		—	40,085
Foreign exchange loss, net	(147,075)	—		—		—	(147,075)
Change in fair value of warrant liabilities	—	(2,547,970)	(1)	2,547,970		—	—
(Loss)/income before tax	(6,274,072)	(2,970,289)					(9,259,826)

Income tax expense	(133,812)	—		—		—	(133,812)
Total comprehensive (loss)/income for the period	(6,407,884)	(2,970,289)					(9,393,638)

Attributable to:
Equity holders of the parent	(6,314,776)	(2,970,289)		—		(15,465)	(9,300,530)
Non-controlling interests	(93,108)	—		—		—	(93,108)
Total comprehensive (loss)/income for the period	(6,407,884)	(2,970,289)					(9,393,638)
Weighted average share outstanding – basic and diluted	82,527	2,830,000					25,768,967
Basic and diluted net income/(loss) per share	(76.52)	(1.05)					(0.36)

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Unaudited Pro Forma Combined Statement of Comprehensive Income for the year ended
December 31, 2020 (in U.S. dollars, except share data)

Unaudited Pro Forma Combined Statement of Comprehensive Income For the year ended December 31, 2020	Historical Anghami	Historical VMAC	Notes	IFRS conversion and presentation alignment	Notes	Actual Redemptions
						Pro forma adjustments	Pro forma Combined
	$	$				$	$
Revenue from contracts with customers	30,518,356	—		—		—	30,518,356
Cost of revenue	(22,346,521)	—		—		—	(22,346,521)
Gross Profit	8,171,835	—					8,171,835

Selling and marketing expenses	(5,284,152)	—		—		—	(5,284,152)
General and administrative expenses	(5,435,996)	(576,316)		—	(E)	(40,944,258)	(46,956,570)
Operating Loss	(2,548,313)	(576,316)					(44,068,887)

Finance costs	(1,764,682)	—		—		—	(1,764,682)
Finance income	137,397	49,603	(1)	1,468,350	(H)	(49,603)	1,605,747
Other income	60,497	—		—		—	60,497
Foreign exchange loss, net	(1,126,851)	—		—		—	(1,126,851)
Change in fair value of warrant liabilities	—	1,468,350	(1)	(1,468,350)		—	—
(Loss)/income before tax	(5,241,952)	941,637					(45,294,176)

Income tax expense	(501,238)	—		—		—	(501,238)
Total comprehensive (loss)/income for the period	(5,743,190)	941,637					(45,795,414)

Attributable to:
Equity holders of the parent	(5,585,948)	941,637		—		(40,993,861)	(45,638,172)
Non-controlling interests	(157,242)	—		—		—	(157,242)
Total comprehensive (loss)/income for the period	(5,743,190)	941,637					(45,795,414)
Weighted average share outstanding – basic and diluted	81,823	2,669,140					25,768,967
Basic and diluted net income/(loss) per share	(68.27)	0.35					(1.77)

IFRS Adjustments and Reclassifications

The historical financial information of VMAC for the six months ended June 30, 2021 and for the period ended December 31, 2020 were prepared in accordance with U.S. GAAP, and have been adjusted to give effect to the differences between U.S. GAAP and IFRS.

The IFRS adjustments and reclassifications included in the unaudited pro forma combined statement of comprehensive income for the six months ended June 30, 2021 and for the period ended December 31, 2020 are as follows:

(1)    Reflects the reclassification adjustments to align VMAC historical financial statements balances with the presentation of Anghami’s historical financial statements. This reclassification has no impact on net income.

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Transaction Accounting Adjustments to unaudited pro forma combined financial information

(A)	Reflects the reclassification of $100,065,067 of cash and marketable securities held in the Trust Account that becomes available to fund the Transactions.
(B)	Reflects the proceeds received from the PIPE with the corresponding issuance of 4,056,000 ordinary shares, with a nominal value of $0.0001 per share, assuming stock price of $10.00 per share. The unaudited pro forma combined statement of financial position reflects this payment as an increase of cash and bank balances of $40,560,000 with a corresponding increase to ordinary share capital of $406 and increase to share premium reserve of $40,559,594.
(C)	Represents the conversion of Anghami’s convertible notes into ordinary shares in Anghami. immediately prior to Closing. $14,079,609 converted to 8,703 shares reflected as an increase in $870 share capital and $14,078,739 share premium.
(D)	Reflects the payment of $132,000 deferred fees, which results in a decrease in Cash and bank balances with a corresponding decrease in trade and other payables.
(E)	To reflect the recapitalization of Anghami through:
(i)	The contribution of all the aggregate share capital, share premium, share-based payment reserves, other reserves, accumulated losses and non-controlling interest (post considering the conversion of Anghami’s convertible notes into ordinary shares) in Anghami to Pubco of $22,963, $39,129,562, $3,126,804, $(269,033), $(50,543,306), and $(950,428).
(ii)	The issuance of 18,000,000 Pubco ordinary shares to Anghami Shareholders is recorded as an increase in Pubco ordinary share capital of $1,800, and an increase in Pubco share premium reserve of $40,942,458.
(iii)	The elimination of the historical VMAC Class A share capital of $33 and accumulated losses of $12,644,541.
(iv)	The fair value of the share consideration and the excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Transactions, where the fair value of share consideration of $71,289,670 and a $40,944,258 excess over the value of the net monetary assets acquired.

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Under IFRS 2, this excess amount is recognized as a loss on the unaudited pro forma combined statement of comprehensive income.

(F)	Reflects the net adjustment in respect of VMAC Class B Common Stock in relation to the reorganization between VMAC and Pubco and the Transactions. Upon completion of the reorganization between VMAC and Pubco, all VMAC Class B Common Stock will be surrendered in exchange for the same number of Pubco ordinary shares. The unaudited pro forma combined statement of financial position reflects these adjustments as a reduction to VMAC Class B share capital of $250 with a corresponding increase to Pubco ordinary share capital of $250.
(G)	Reflects the actual redemption of 9,757,033 VMAC Class A Common Stock for aggregate redemption payments of $97,570,330. The unaudited pro forma combined statement of financial position reflects this payment as a reduction to cash and bank balances of $97,570,330 with a corresponding decrease in Common stock subject to possible redemption of $100,000,000, an increase in Pubco ordinary share capital of $24, and an increase in Pubco share premium reserve of $2,429,646.
(H)	Reflects the elimination of interest income related to the marketable securities held in the Trust Account.
(I)	Represents transaction costs incurred by Anghami and VMAC of $11,693,825, inclusive of advisory, banking, printing, legal, and accounting fees that are incurred as a part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and bank balances of $11,693,825 with a corresponding offset of $11,693,825to additional share premium reserve.
(J)	Represents transaction costs incurred by Anghami and VMAC of $6,400,000 settled through the issuance of shares. This transaction cost relates to advisory and banking fees that are incurred as a part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects these costs as an increase to Pubco ordinary share capital of $64 with a corresponding net offset of $64 to additional share premium reserve.
(K)	Represents transaction costs incurred by Anghami and VMAC of $174,696 settled through the issuance of warrants. This transaction cost relates to advisory and banking fees that are incurred as part of the Business Combination and equity issuance costs that are specifically incremental costs directly attributable to the Business Combination that are capitalized into Share premium. The unaudited pro forma condensed combined statement of financial position reflects this cost as an increase to derivative warrant liabilities of $174,696 with a corresponding offset of $174,696 to additional share premium reserve.

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